Exhibit 10.5

Master Supply, Distribution, and Services Agreement

This Master Supply, Distribution, and Services Agreement (this “Agreement”) is entered into as of July 1, 2026 (the “Effective Date”), by and between Saminco Solutions LLC (“Saminco”) and Matrix Design Africa (PTY) LTD (“Matrix”). Saminco and Matrix are sometimes referred to collectively as the “Parties” and individually as a “Party.”

1.PURPOSE AND COMMERCIAL FRAMEWORK
1.1.Commercial Relationship. The Parties wish to establish a commercial relationship under which:
(a)	Matrix will act as Saminco’s non-exclusive distributor for certain Saminco products in Africa, India, and Australia with other jurisdictions allowed only by prior written approval of Saminco (the “Territory”);

(b)	Matrix may purchase products from Saminco for resale to Matrix’s customers in the Territory;

(c)	Saminco may purchase products from Matrix for incorporation into Saminco’s own products and for resale to Saminco’s customers; and

(d)	either Party may provide repair, refurbishment, and other agreed services to the other Party under purchase orders issued from time to time.
1.2.Replacement of Prior Distribution Agreement. This Agreement replaces the Distribution Agreement dated October 3, 2025, between Saminco and Saminco Trading (PTY) LTD, as previously assigned to Matrix. Unless otherwise agreed, this Agreement governs the Parties’ relationship from and after the Effective Date, and the prior Distribution Agreement will no longer apply except with respect to rights and obligations arising from transactions entered into before the Effective Date.
1.3.Purchase Order Structure. The Parties intend this Agreement to serve as the master framework for the purchase and sale of products and services between them. Each purchase order accepted under this Agreement will create a separate transaction governed by this Agreement and the terms of the applicable purchase order.
1.4.Non-Exclusive Relationship. This Agreement is non-exclusive. Neither Party is required to purchase any minimum volume of products or services from the other, and either Party may buy from, sell to, or work with other parties, including competitors, unless otherwise expressly agreed in writing.
2.PURCHASE ORDERS AND TRANSACTION TERMS
2.1.Purchase Orders. From time to time, either Party may submit a purchase order to the other Party for products (“Products”) or services (“Services”) under this Agreement. Each purchase order accepted by the receiving Party will create a separate transaction governed by this

Agreement and the terms of the applicable purchase order. A purchase order is accepted when the receiving Party confirms acceptance in writing (including by email), signs and returns the purchase order, or begins performance.
2.2.What Governs Each Transaction. Each transaction under this Agreement is governed by: (a) this Agreement; (b) the applicable purchase order and its attachments; and (c) any documents the purchase order expressly incorporates by reference. If those documents conflict, they control in that order unless the purchase order expressly says otherwise. Terms proposed by the selling Party that are not expressly included in or accepted through the purchase order do not apply.
2.3.Services and Subcontractors. A Party providing Services under this Agreement may use subcontractors to perform those Services. If the purchasing Party reasonably objects to a proposed subcontractor, it may terminate the affected purchase order by written notice given within ten (10) days after receiving notice of that subcontractor.
2.4.Changes. No change to a purchase order shall be effective unless set forth in a written change order executed by an Authorized Representative of each Party. For purposes of this Agreement, an "Authorized Representative" means, with respect to Matrix, its Managing Director, and, with respect to Saminco, its Chief Financial Officer, or, in either case, such other individual as the applicable Party may designate from time to time by written notice to the other Party.
2.5.Product Sales and Resale. Matrix may purchase Saminco Products for resale in the Territory under purchase orders issued under this Agreement. Saminco may also purchase Matrix products under this Agreement for incorporation into Saminco’s own products, systems, or offerings, or for resale to Saminco’s customers, in each case under the applicable purchase order.
2.6.Product Changes. Either Party may improve, modify, replace, or discontinue its products at any time, provided it honors any purchase order already in effect. If a Party plans to modify or replace a product the other Party regularly purchases, it will use commercially reasonable efforts to give at least thirty (30) days’ prior written notice. If a Party plans to discontinue such a product line, it will use commercially reasonable efforts to give at least ninety (90) days’ prior written notice.
3.PRICING, INVOICING, AND PAYMENT
3.1.Prices. The price for any Product or Service will be the price stated in the applicable purchase order. Unless the purchase order says otherwise, each Party remains free to set its own resale prices and terms for products it resells.
3.2.Price Changes. If the selling Party wants to increase the price of any Product after a purchase order has been issued, it must give at least thirty (30) days’ prior written notice before shipment. The purchasing Party may cancel the affected order in accordance with Section 5 if it does not accept the price increase.
3.3.Service Pricing. Unless a purchase order states otherwise, Services will be charged at the selling Party’s then-current hourly labor rates, or the rates of its contractor, that generally apply in the region where the Services are performed.

3.4.Taxes. Prices do not include sales, use, excise, value-added, import, tariff, or similar taxes, duties, or charges. The purchasing Party is responsible for those amounts unless the purchase order says otherwise or the purchasing Party provides a valid exemption certificate.
3.5.Pricing Protection. Unless the applicable purchase order states otherwise, each Party will offer the other commercially reasonable pricing for Products and Services consistent with pricing offered to similarly situated customers for similar products or services under similar circumstances. Upon reasonable request, and not more than two times per year, either Party may review relevant records during normal business hours, at its own expense, to confirm compliance with this section. If an overcharge is found, the selling Party will promptly refund the excess charge or provide another agreed adjustment.
3.6.Invoices. Unless a purchase order states otherwise, the selling Party may invoice the purchasing Party when Products are shipped or when Services are completed. If requested, the selling Party will provide reasonable supporting documentation for its invoice and correct any deficiency the purchasing Party identifies. Payment of an invoice does not by itself mean the Products or Services have been accepted. The selling Party may require advance payment for special Products or Services if that requirement is stated in the applicable purchase order.
3.7.Payment Terms. The purchasing Party will pay all undisputed amounts within forty-five (45) days after receiving a properly supported invoice, unless the purchase order states otherwise. Payment will be made in the currency stated in the purchase order, by electronic funds transfer or another agreed payment method. Any undisputed amount not paid when due will bear interest at the rate of 1.5% per month or the highest lawful rate, if lower. Amounts disputed in good faith will not accrue interest while the dispute is pending. The purchasing Party may withhold or offset only amounts disputed in good faith or amounts finally determined to be owed by the selling Party under this Agreement or an applicable purchase order. The Parties will cooperate in good faith to resolve any invoice dispute within fifteen (15) business days after notice. No payment will constitute acceptance of Products or Services or a waiver of any claim.
4.DELIVERY, INSPECTION, AND RISK OF LOSS
4.1.Delivery Terms. Unless a purchase order states otherwise, Products will be shipped F.O.B. the selling Party’s facility. The purchasing Party is responsible for freight, packaging, handling, and other shipping charges unless this Agreement or the applicable purchase order provides otherwise. Each purchase order should specify the shipment point, carrier allocation, export-clearance responsibility, importer of record, and destination-country duties and taxes.
4.2.Return Shipments. Unless a purchase order states otherwise, the purchasing Party is responsible for the cost of returning Products to the selling Party. If the purchasing Party returns a Product during the inspection period and the Product is found to be damaged, defective, or otherwise non-conforming, the selling Party will reimburse or credit the reasonable return shipping charges. If a Product is returned for warranty service and the warranty applies, the selling Party will bear the cost of shipping the repaired or replacement Product back to the purchasing Party, subject to any terms stated in the applicable purchase order.

4.3.Method of Shipment. Products will be shipped using the method stated in the applicable purchase order and the selling Party’s standard packaging practices, unless the Parties agree otherwise in writing. If the purchasing Party requests expedited shipping, it will be responsible for any additional cost of that expedited shipment unless the Parties agree otherwise.
4.4.Title and Risk of Loss. Unless a purchase order states otherwise, title to and risk of loss for Products pass from the selling Party to the purchasing Party upon delivery to the carrier at the selling Party’s facility. Title passes only upon payment in full to the extent a retention-of-title right is enforceable under applicable law; otherwise title passes with risk of loss. For Products returned by the purchasing Party to the selling Party, risk of loss passes back to the selling Party when the returned Products are delivered to and unloaded at the selling Party’s designated delivery point.
4.5.Inspection. Unless a purchase order states otherwise, the purchasing Party will have fifteen (15) days after receiving a Product or after completion of a Service to inspect it for defects or non-conformance with the applicable purchase order or this Agreement. Payment does not waive inspection rights.
4.6.Acceptance. If the purchasing Party does not give written notice of a defect, damage, or other non-conformance within the inspection period, the Product or Service will be deemed accepted. Acceptance does not limit any rights the purchasing Party may have under an applicable warranty.
4.7.Non-Conforming Products and Services. If the purchasing Party gives timely notice that a Product or Service is damaged, defective, or otherwise non-conforming, the selling Party will, at its expense, correct, replace, or re-perform the affected Product or Service within a reasonable time. If the selling Party cannot do so within a reasonable time, it will refund the amount paid for the affected Product or Service or provide another commercially reasonable adjustment agreed by the Parties.
5.CANCELLATION, DELAY, AND PURCHASE ORDER REMEDIES
5.1.Cancellation for Price Increase. If the selling Party gives notice of a price increase under Section 3.2, the purchasing Party may cancel the affected order by written notice given within ten (10) business days after receiving that notice. If the purchasing Party cancels, the selling Party will promptly refund any amounts paid for the cancelled Products.
5.2.Cancellation of Product Orders. Unless the applicable purchase order states otherwise, Products will be treated as “standard” products unless the purchase order expressly identifies them as nonstandard or custom products.
(a)Standard Products. The purchasing Party may cancel a standard-product order at any time before shipment. If the cancellation is made within thirty (30) days of the scheduled shipment date, the selling Party may charge a restocking fee of up to twenty percent (20%) of the purchase price.
(b)Nonstandard Products. The purchasing Party may cancel a nonstandard-product order at any time before shipment, but the selling Party may charge a reasonable cancellation fee based on completed work, committed materials, and other documented costs. If the nonstandard product has already been completed, the selling Party may require the purchasing Party to take and pay for it.
5.3.Cancellation of Services. The purchasing Party may cancel a Service order by giving at least ten (10) business days’ prior written notice before the scheduled Service date, unless the selling Party agrees to a shorter period. If the purchasing Party cancels later than that, it will reimburse the selling Party for reasonable, documented costs already incurred in preparation for the Services, including ordered materials and committed labor.
5.4.Delay and Non-Performance. The purchasing Party may cancel a purchase order without penalty if:
(a)the selling Party fails to ship Products within fifteen (15) days after the scheduled shipment date; or
(b)the selling Party fails to perform Services on the scheduled date and does not promptly cure after written notice,

unless the delay is caused by an event beyond the selling Party’s reasonable control and continues only for a commercially reasonable period.

5.5.Rescheduling. The purchasing Party may request that shipment or performance be rescheduled to an earlier or later date. The selling Party will not unreasonably withhold, delay, or condition its agreement to that change. Any resulting adjustment to price, schedule, or both will be documented in a written change order.
5.6.Supplier Remedies at the Purchase Order Level. The selling Party may suspend performance, delay shipment, or terminate the affected purchase order if:
(a)the purchasing Party fails to pay an undisputed amount within fifteen (15) days after written notice of nonpayment;
(b)the purchasing Party materially breaches the applicable purchase order or this Agreement and does not cure that breach within thirty (30) days after written notice; or
(c)the purchasing Party becomes insolvent, files for bankruptcy, makes a general assignment for the benefit of creditors, or is otherwise unable to pay its debts as they come due.
6.WARRANTIES AND PRODUCT SUPPORT
6.1.Title Warranty. The selling Party warrants that it will transfer good and marketable title to all Products sold under this Agreement, free and clear of all liens and encumbrances. This title warranty does not expire.
6.2.Product Warranty. Subject to the terms of this Agreement, the selling Party warrants that each Product it sells under this Agreement will be free from defects in design, materials,

manufacturing, and workmanship during the applicable warranty period. Unless the applicable purchase order states otherwise, that warranty period begins on the earlier of: (a) eighteen (18) months after the selling Party invoices the Product; or (b) the date the purchasing Party ships or invoices that Product to its own customer, and continues for one (1) year after that date.
6.3.Downstream Warranty Responsibility. Except as expressly stated in this Agreement, the purchasing Party is responsible for managing and fulfilling warranty obligations to its own customers. The purchasing Party will not offer its customers a warranty that is broader than the selling Party’s applicable standard warranty for the Product because the selling Party's reimbursement obligation under Section 6.5 is limited to defects covered by the selling Party's standard Product Warranty. The selling Party may update its standard warranty terms from time to time on prior written notice, but any such update will apply only on a going-forward basis.
6.4.Warranty Remedies. If a Product does not comply with the Product Warranty, the selling Party will, at its option and expense, repair the Product, provide replacement parts, or provide a replacement Product. If the selling Party recalls a Product because of a covered warranty issue, it will provide the parts or replacement Product needed to address that issue, at its expense, except to the extent the applicable purchase order places specific import duties, tariffs, or similar charges on the purchasing Party. The purchasing Party will return any recalled Product the selling Party asks it to return, at the selling Party’s shipping cost.
6.5.Field Warranty Support and Reimbursement. If the purchasing Party performs diagnostic, repair, or replacement work in the field on a Product supplied under this Agreement, and the failure is covered by the Product Warranty, the selling Party will reimburse the purchasing Party for reasonable, documented labor and approved expenses in accordance with any procedures, rates, or requirements set out in the applicable purchase order or otherwise agreed by the Parties. If no such procedures or rates have been agreed, reimbursement will be at commercially reasonable local market rates for labor, travel, lodging, and consumables actually incurred. The selling Party is not required to reimburse costs caused by misuse, modification, improper installation, operation outside specifications, or unauthorized repair by the purchasing Party or any third party.
6.6.Recall Support. The purchasing Party will maintain reasonable records, including part-number and serial-number tracking where applicable, to help identify Products resold to its customers and support any recall process. If the selling Party issues a recall, it will identify the affected products or product range, and the purchasing Party will be responsible for notifying its own customers and carrying out any required downstream recall communications. Except to the extent a recall results from the purchasing Party’s unauthorized modification, misuse, storage, installation, or service practices, the selling Party will bear the direct out-of-pocket costs of a recall relating to a defect in design, materials, manufacturing, labeling, or regulatory non-compliance of the supplied Product, including reasonable notification, shipping, repair, replacement, and field-campaign costs. The purchasing Party will be responsible for losses arising from its failure to provide those recall notices properly.
6.7.Service Warranty. The selling Party warrants that all Services it provides under this Agreement will be performed in a diligent and workmanlike manner, using qualified personnel and suitable equipment and materials, and in compliance with the applicable purchase order, this Agreement, and applicable law. Unless the applicable purchase order states otherwise, this warranty continues for ninety (90) days after the Services are completed. If Services include installation of Products, those Products will also be covered by the applicable Product Warranty.
6.8.Remedy for Defective Services. If Services do not comply with the Service Warranty, the selling Party will, at its expense, re-perform or correct the affected Services within a reasonable time after notice from the purchasing Party. If the selling Party determines that the issue cannot reasonably be corrected, it will refund the amount paid for the affected Services or provide another commercially reasonable adjustment agreed by the Parties. If the purchasing Party requests expedited corrective work, the selling Party may charge an expedited service fee if the purchasing Party approves that fee in writing in advance.
6.9.Extended Warranties and Training. The selling Party may, but is not required to, offer extended warranties for new or refurbished Products and may also provide product training. Any extended warranty or training will be addressed in the applicable purchase order or another written agreement between the Parties.
6.10.Manufacturer Warranties. To the extent permitted, the selling Party assigns to the purchasing Party any manufacturer warranties it receives for parts or third-party components included in Products sold under this Agreement. That assignment does not limit any warranty obligations the selling Party has under this Agreement.
6.11.Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, THE SELLING PARTY MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. The selling Party has no warranty responsibility for any Product that has been misused, improperly installed, improperly maintained, repaired without authorization, or altered other than as permitted by the selling Party’s written specifications or written approval. For the avoidance of doubt, nothing in this Section 6.11 disclaims, limits, or modifies the express warranties provided elsewhere in this Agreement; and this Section 6.11 applies only to Products and Services supplied by the selling Party under this Agreement and does not impose or create any warranty obligation with respect to Matrix Solutions or other products not supplied by a Party in its capacity as the selling Party under a purchase order.
6.12.Acknowledgment Regarding Discount Pricing. The Parties acknowledge and agree that initial pricing on sales by Saminco to Matrix under this Agreement is expected to continue to be discounted in line with historical levels and, the foregoing provisions of Section 6 notwithstanding, with respect to all sales subject to such discounted pricing (to be noted on the purchase orders), Saminco provides no warranty, express or implied, and has no warranty, repair, replacement, reimbursement, or support obligation with respect to such sales, except to the extent the Parties expressly agree otherwise in a writing signed by both Parties.
7.DISTRIBUTION AND BRAND RIGHTS
7.1.Distribution Appointment. Saminco appoints Matrix, and Matrix accepts appointment, as Saminco’s non-exclusive distributor for Products in the Territory, on the terms of this Agreement. Nothing in this Agreement restricts either Party from appointing, using, or working with other distributors, resellers, or sales channels unless the Parties expressly agree otherwise in writing.
7.2.License to Use Saminco Brand. During the term of this Agreement, Saminco grants Matrix a fully paid-up, royalty-free, non-exclusive, non-transferable, and non-sublicensable license to use the Saminco name, the Saminco International name, and related trademarks, logos, and brand materials (collectively, the "Saminco Brand") outside the United States solely in connection with Matrix's distribution, marketing, promotion, resale, and after-sale support of Products manufactured by Saminco and supplied to Matrix under this Agreement ("Saminco-Manufactured Products") in the Territory. Any other use of the Saminco Brand, including in connection with the marketing, promotion, distribution, or sale of Matrix Solutions or any product, component, system, service, or offering not manufactured by Saminco, is prohibited unless and until Matrix has obtained the prior written approval of an Authorized Representative of Saminco, which approval may be granted, conditioned, or withheld in Saminco's sole discretion and may be limited in scope, duration, geography, or product line as Saminco may specify.  “Matrix Solutions” means products, platforms, systems, software, services, technologies, equipment, traction drives, power systems, electrical machines, data analytics tools, digital applications, monitoring systems, and other solutions developed, manufactured, owned, licensed, or commercially offered by Matrix or its Affiliates, whether alone or with third parties, including jointly developed offerings.

Matrix acknowledges that Saminco recently acquired rights in certain brand materials and is not giving any separate warranty as to those rights. This license does not convey any ownership interest in the Saminco Brand.

7.3.Brand Use Standards. Matrix will use the Saminco Brand in the form and presentation in which Saminco has historically used it, including with respect to trademark form, logo, color, and placement. Saminco may issue written brand guidelines to Matrix during the term of this Agreement; any such guidelines will apply to Matrix on a going-forward basis upon thirty (30) days' prior written notice, will not require Matrix to recall, withdraw, or re-label inventory, marketing materials, or collateral produced before the effective date of the guidelines, and will not prevent or materially restrict Matrix from using the Saminco Brand in the manner expressly permitted by this Agreement.
7.4.No Implied Manufacturer or Warranty Status. Use of the Saminco Brand on Matrix Solutions does not mean Saminco is the manufacturer or supplier of those Matrix Solutions and does not mean Saminco provides any warranty or support for them, unless the Parties expressly agree otherwise in writing. Responsibility for those Matrix Solutions remains with Matrix unless otherwise agreed.
7.5.Matrix Distributor Responsibilities. As Saminco’s distributor in the Territory, Matrix will, at its own expense:
(a)maintain inventory levels reasonably sufficient to support expected sales and delivery needs for Saminco Products it elects to purchase for resale;
(b)market, promote, and sell Saminco Products using commercially reasonable efforts;

(c)maintain a qualified sales, marketing, and distribution organization for Saminco Products in the Territory;
(d)obtain and maintain any licenses, permits, registrations, or approvals required for Matrix to market and sell Saminco Products in the Territory;
(e)promptly notify Saminco of material complaints, adverse claims, or potential product safety issues involving Saminco Products of which Matrix becomes aware; and
(f)maintain adequate books and records relating to Matrix’s transactions in Saminco Products under this Agreement.
7.6.Restrictions on Saminco Products. Unless the Parties expressly agree otherwise in writing, Matrix will not modify Saminco-supplied products, including their technical specifications, labeling, or packaging, and will not market or sell those products other than in the form in which Saminco supplied them. This restriction applies only to products manufactured and supplied by Saminco under this Agreement and does not apply to Matrix Solutions or other products developed, manufactured, or supplied by Matrix or third parties and branded under the Saminco name as permitted by this Agreement.
7.7.Business Conduct. Matrix will not engage in unfair, misleading, deceptive, or anti-competitive practices in connection with Saminco, Saminco Products, or the activities covered by this Agreement.
8.INDEMNIFICATION AND LIABILITY LIMITS
8.1.Indemnification by Saminco. Saminco will indemnify, defend, and hold harmless Matrix, its Affiliates, and their respective directors, officers, employees, managers, and agents from and against any third-party claim, and any related losses, liabilities, damages, judgments, costs, and reasonable attorneys’ fees, to the extent arising out of:
(a)Saminco’s breach of this Agreement;
(b)the distribution, sale, installation, use, operation, servicing, or repair by Saminco or its contractors (other than Matrix) of any Product;
(c)personal injury, death, or property damage caused by a defect in any Product or Service sold by Saminco to Matrix, to the extent that defect constitutes a breach of the applicable Product Warranty; or
(d)any claim that a Product sold by Saminco to Matrix infringes a patent, trademark, or other intellectual property right, or gives rise to product liability, except to the extent the claim arises from a modification made by Matrix.
8.2.Indemnification by Matrix. Matrix will indemnify, defend, and hold harmless Saminco, its Affiliates, and their respective directors, officers, employees, managers, and agents from and against any third-party claim, and any related losses, liabilities, damages, judgments, costs, and reasonable attorneys’ fees, to the extent arising out of:

(a)Matrix’s breach of this Agreement;
(b)the distribution, sale, installation, use, operation, servicing, or repair by Matrix or its contractors (other than Saminco) of any Product, other than claims arising from a breach of the Product Warranty or defects for which Saminco is responsible under this Agreement;
(c)personal injury, death, or property damage caused by a defect in any Product or Service sold by Matrix to Saminco, to the extent that defect constitutes a breach of the applicable Product Warranty; or
(d)any claim that a Product sold by Matrix to Saminco infringes a patent, trademark, or other intellectual property right, or gives rise to product liability, except to the extent the claim arises from a modification made by Saminco.
8.3.Indemnity Process. A Party seeking indemnification must give the other Party reasonably prompt written notice of the third-party claim after becoming aware of it. A delay in notice will not relieve the indemnifying Party of its obligations unless the delay materially prejudices its ability to defend the claim. The indemnifying Party will have the right to control the defense and settlement of the claim, using counsel reasonably acceptable to the indemnified Party. If the indemnifying Party does not promptly assume the defense, the indemnified Party may do so at the indemnifying Party’s expense. The indemnified Party may also participate in the defense at its own expense. The indemnifying Party may not settle any claim on terms that impose non-monetary obligations on the indemnified Party without that Party’s consent, not to be unreasonably withheld. Each Party will reasonably cooperate in the defense of any covered claim.
8.4.Limitation of Liability. Neither Party will be liable to the other for any indirect, incidental, special, consequential, or exemplary damages, including lost profits, lost revenue, or lost business, arising out of or relating to this Agreement, any purchase order, or any Product or Service supplied under this Agreement, whether the claim is based in contract, tort, or any other legal theory. Except for liabilities arising from (a) a Party’s fraud, gross negligence, or willful misconduct; (b) breach of Section 10.3 (Confidentiality); (c) infringement or misappropriation of the other Party’s intellectual property rights; (d) a Party’s indemnification obligations under this Agreement; (e) death, personal injury, or tangible property damage; or (f) payment obligations for Products or Services properly due, neither Party will be liable to the other for any indirect, incidental, special, consequential, punitive, or exemplary damages, including lost profits, lost revenue, loss of goodwill, or business interruption, arising out of or relating to this Agreement, any purchase order, or any Product or Service supplied under this Agreement. Subject to the foregoing carve-outs, each Party’s aggregate liability arising out of or relating to this Agreement and all purchase orders in any rolling twelve (12) month period will not exceed the greater of (i) the amounts paid or payable under this Agreement and all purchase orders during such period, or (ii) US$1,000,000.
9.TERM AND TERMINATION
9.1.Term. This Agreement begins on the Effective Date and will continue for an initial term of five (5) years, unless it is terminated earlier in accordance with this Agreement. After the initial term, this Agreement will automatically renew for successive one-year periods unless either Party gives the other Party at least thirty (30) days’ prior written notice that it does not want to renew.
9.2.Termination Without Cause. Either Party may terminate this Agreement for any reason on ninety (90) days’ prior written notice to the other Party.
9.3.Termination for Cause. Either Party may terminate this Agreement on written notice if the other Party materially breaches this Agreement and does not cure that breach within thirty (30) days after receiving written notice describing the breach in reasonable detail. Either Party may also terminate this Agreement immediately upon written notice if the other Party becomes insolvent, files for bankruptcy, makes a general assignment for the benefit of creditors, or ceases doing business in the ordinary course.
9.4.Effect on Existing Purchase Orders. Termination or expiration of this Agreement does not, by itself, terminate any purchase order or other transaction already in effect at the time of termination or expiration, unless the applicable purchase order expressly says otherwise. Any purchase order or transaction that remains in effect after termination of this Agreement will continue to be governed by this Agreement until it is completed or otherwise terminated in accordance with its terms. For a period of six (6) months after expiration or termination of this Agreement other than for Matrix’s uncured material breach, Matrix may sell through its remaining inventory of Saminco Products in the Territory in the ordinary course, subject to continued compliance with this Agreement’s trademark, warranty, confidentiality, and payment provisions. Upon request, the Parties will cooperate in good faith on an orderly transition of open quotes, service matters, and customer communications.
9.5.Survival. Any provision of this Agreement that by its nature should continue after termination or expiration will continue in effect, including payment obligations, confidentiality obligations, warranty obligations, indemnification obligations, liability limitations, intellectual property provisions, and governing law provisions.
10.GENERAL TERMS
10.1.Compliance with Law. Each Party will perform its obligations under this Agreement and each purchase order in compliance with applicable law. If a Party is delivering Products across international borders, that Party will be responsible for complying with applicable export laws and obtaining any required export approvals or licenses, unless the applicable purchase order states otherwise. Unless a purchase order states otherwise, the purchasing Party will be responsible for import clearance and for any import duties, tariffs, and related charges.
10.2.Site Policies and Environmental Compliance. When work is performed on the other Party’s site, the performing Party will comply with the site owner’s generally applicable health and safety and drug and alcohol policies that have been provided to it. Each Party also warrants that the Products and Services it supplies under this Agreement will comply with applicable environmental laws and regulations. If requested, the supplying Party will provide reasonable use, handling, disposal, and compliance documentation, including current material safety data sheets for any chemical or hazardous products brought onto the other Party’s premises.

10.3.Confidentiality. Each Party will keep confidential all non-public business, technical, commercial, and customer information it receives from the other Party or learns in connection with this Agreement and will use that information only as needed to perform this Agreement, support the resale or servicing of Products, or exercise its rights under this Agreement. A Party may share confidential information with its Affiliates, subcontractors, and customers on a need-to-know basis if they are bound by confidentiality obligations at least as protective as those in this Agreement. Information is not confidential if it was already known without restriction, is received from a third party without restriction, becomes public through no fault of the receiving Party, or is independently developed without use of the other Party’s confidential information. A Party may also disclose confidential information if required by law, subpoena, court order, or applicable securities rules, but will give prompt notice after disclosure where legally permitted. Either Party may seek injunctive or other equitable relief for a threatened or actual breach of this section.
10.4.Independent Contractors. The Parties are independent contractors. Nothing in this Agreement creates an employment relationship, partnership, joint venture, agency relationship, or similar arrangement between them. Each Party is responsible for its own employees, contractors, and supervisors and for the manner in which it performs its work, subject to the requirements of this Agreement and any applicable purchase order.
10.5.Force Majeure. Neither Party will be liable for a delay or failure in performance (except for payment obligations) to the extent caused by events beyond its reasonable control, including labor disputes, civil disturbances, government action, export or import restrictions, material shortages, war, fire, flood, acts of God, or power failures. The affected Party will promptly notify the other Party, use commercially reasonable efforts to mitigate the effects of the event, and resume performance as soon as reasonably practicable. Force majeure does not excuse payment obligations for amounts already due. If a force majeure event continues for more than ninety (90) consecutive days and materially affects a purchase order, either Party may terminate the affected purchase order without further liability except for amounts accrued before termination.
10.6.Insurance. Each Party will maintain, at its own expense, insurance coverage that is reasonable and customary for the work it performs under this Agreement and any applicable purchase order. Whenever a Party is acting as the supplier under a purchase order, it will provide certificates of insurance before starting the applicable work and will provide renewals on request. To the extent required by this Agreement or the applicable purchase order, those certificates will name the purchasing Party and its affiliates as additional insureds, except under workers’ compensation policies, and will provide for prior notice of cancellation or material change.
10.7.Intellectual Property. Except as expressly stated in this Agreement, neither Party acquires any ownership right in the other Party’s trademarks, software, or other intellectual property. Any transfer of software ownership or software rights must be stated in a separate written agreement. Use of the Saminco Brand in connection with Matrix Solutions is governed only by the sections of this Agreement that expressly address that use.
10.8.Assignment. Neither Party may assign this Agreement or delegate its obligations under it without the other Party’s prior written consent, except that: (a) a Party may assign this Agreement to a financing party or to a successor in connection with a merger, restructuring, or sale of substantially all of its assets, on notice to the other Party; and (b) a Party acting as the supplier may use affiliates or subcontractors to perform work to the extent permitted by this Agreement.
10.9.Lien Protection. If the purchasing Party has paid all undisputed amounts due under a purchase order, the selling Party will keep the purchasing Party’s property free of liens arising from the selling Party’s work, materials, subcontractors, or suppliers. If such a lien is filed, the selling Party will promptly discharge it, bond it off, or otherwise resolve it in a manner reasonably acceptable to the purchasing Party.
10.10.Governing Law; Venue; Jury Waiver. This Agreement and each purchase order will be governed by the laws of the State of Kentucky, without regard to conflict-of-laws principles. Any dispute arising out of or relating to this Agreement or any purchase order must be brought in a court of competent jurisdiction in Kentucky, and each Party submits to that jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply. To the fullest extent permitted by law, each Party waives any right to a jury trial in any dispute arising out of or relating to this Agreement or any purchase order.
10.11.Notices. Any notice required or permitted under this Agreement must be in writing and delivered by certified or registered mail, personal delivery, nationally recognized overnight courier, or email, using the contact information most recently designated by the receiving Party. Notices sent by mail, courier, or personal delivery are effective on receipt. Notices sent by email are effective on receipt during normal business hours, or at the start of the next business day if received after hours.

If to Saminco, to:

For Purchase Orders and Invoicing:

Saminco Solutions LLC

10030 Amberwood Road

Fort Myers, FL 33913

Attention: Cari Wilcox

Email: cwilcox@samincotechnologies.com

For All Other Notices:

Saminco Solutions LLC

10030 Amberwood Road

Fort Myers, FL 33913

Attention: Cari Wilcox / Deborah Lackey

Email: cwilcox@samincotechnologies.com

Email: dlackey@samincotechnologies.com

If to Matrix, to:

For Purchase Orders and Invoicing:

Matrix Design Africa (PTY) LTD

Wapadrand Office Park, 90 Kingbolt Crescent, Wapadrand, Pretoria, Gauteng, 0050

Attention: Alex Mac Donald

Email: Alex.MacDonald@Matrixteam.com

For All Other Notices:

Matrix Design Africa (PTY) LTD

Wapadrand Office Park, 90 Kingbolt Crescent, Wapadrand, Pretoria, Gauteng, 0050

Attention: Alex Mac Donald

Email: Alex.MacDonald@Matrixteam.com

10.12.Severability. If any provision of this Agreement is held invalid or unenforceable, that provision will be enforced to the maximum extent permitted by law and the rest of the Agreement will remain in effect. If necessary, the invalid or unenforceable provision will be interpreted or revised only to the extent needed to make it enforceable while preserving the Parties’ original intent as closely as possible.
10.13.Waiver. A Party’s failure to enforce any provision of this Agreement or any purchase order, or to exercise any right under them, will not operate as a waiver of that provision or right unless the waiver is made expressly in writing.
10.14.No Change by Conduct. No review, comment, approval, instruction, or failure to object by either Party will change the other Party’s obligations under this Agreement or any purchase order unless the Parties expressly agree to that change in writing.

10.15.Entire Agreement; Amendments. This Agreement, together with any applicable purchase order and any documents expressly incorporated into that purchase order, is the complete agreement between the Parties with respect to its subject matter and supersedes prior discussions on that subject. Any amendment to this Agreement or any purchase order must be in writing and signed by both Parties.
10.16.Counterparts and Electronic Signatures. This Agreement may be signed in counterparts, each of which will be treated as an original, and all of which together will form one agreement. Signatures exchanged electronically will have the same effect as original signatures.
10.17.Anti-Corruption. Each Party represents, warrants, and agrees that it and its affiliates, directors, officers, employees, agents, and others acting on its behalf will comply with applicable anti-corruption and anti-bribery laws, including the U.S. Foreign Corrupt Practices Act and any similar laws that apply to the supply, distribution, marketing, sale, or servicing of Products and Services and all other activities under this Agreement. Neither Party will directly or indirectly offer, promise, authorize, give, solicit, or accept any bribe, kickback, facilitation payment, or other improper payment or benefit in connection with any Product, Service, or other transaction under this Agreement.
11.SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SAMINCO:

Saminco Solutions LLC

By: /s/ Edward J. Quinn III

Name: Edward J. Quinn III

Title: President

MATRIX:

Matrix Design Africa (PTY) LTD

By: /s/ Mark Watson

Name: Mark Watson

Title: CEO